UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

WILSON BANK HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transactions applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

WILSON BANK HOLDING COMPANY

LEBANON, TENNESSEE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Wilson Bank Holding Company:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Wilson Bank Holding Company (the “Company”) will be held on Tuesday, April 8, 2014 at 7:00 p.m. (CDT) at the main office of the Company, located at 623 West Main Street, Lebanon, Tennessee 37087, for the following purposes:

(1) To elect three (3) Class I directors to hold office for a term of three years and until their successors are duly elected and qualified;

(2) To ratify the appointment of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

(3) To hold an advisory vote on the Company’s executive compensation programs and practices; and

(4) To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Only shareholders of record at the close of business on February 4, 2014 are entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the Annual Meeting.

By Order of the Board of Directors,

/s/ Jerry Franklin, Secretary

March 7, 2014

YOUR REPRESENTATION AT THE ANNUAL MEETING IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. SHOULD YOU SUBSEQUENTLY DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT IS VOTED.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the

Annual Shareholder Meeting to be Held on April 8, 2014

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to these proxy statement materials (which includes this proxy statement, a proxy card and our 2013 Annual Report) both by sending you this full set of proxy statement materials, including a proxy card, and by notifying you of the availability of such materials on the Internet.

This proxy statement, the Company’s 2013 Annual Report and a proxy card are available at: www.wilsonbank.com.

The Annual Meeting of Shareholders will be held April 8, 2014 at 7:00 p.m. (CDT) at the Company’s main office, 623 West Main Street, Lebanon, Tennessee 37087. In order to obtain directions to attend the Annual Meeting of Shareholders, please call 615-444-2265. The Proposals to be voted upon at the Annual Meeting of Shareholders, all of which are more completely set forth in this proxy statement, are as follows:

(1)	To elect three (3) Class I directors to hold office for a term of three years and until their successors are duly elected and qualified;

(2)	To ratify the appointment of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

(3)	To hold an advisory vote on the Company’s executive compensation programs and practices; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Our Board of Directors recommends that you vote FOR the approval of Proposal #1, Proposal #2 and Proposal #3.

WILSON BANK HOLDING COMPANY

LEBANON, TENNESSEE

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Wilson Bank Holding Company (the “Company”) of proxies for the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Tuesday, April 8, 2014, at the Company’s main office, 623 West Main Street, Lebanon, Tennessee 37087, at 7:00 p.m. (CDT). This proxy material was first mailed to shareholders on or about March 7, 2014.

All valid proxies which are received will be voted in accordance with the recommendations of the Board of Directors unless otherwise specified thereon and will be voted “For” election of the director nominees set out below; “For” the ratification of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and “For” approval, on an advisory and non-binding basis, of the compensation of the Company’s named executive officers as disclosed herein pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement. A proxy may be revoked by a shareholder at any time prior to its use by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Only holders of record of the Company’s common stock, par value $2.00 per share (the “Common Stock”), at the close of business on February 4, 2014 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 7,532,994 shares of Common Stock issued and outstanding, the holders of which are entitled to one vote for each share held on each of the matters to be voted upon at the Annual Meeting. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. The directors shall be elected by a plurality of the votes cast in the election by the holders of Common Stock represented and entitled to vote at the Annual Meeting. The approval of the ratification of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, the approval, on an advisory and non-binding basis, of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and compensation tables and narrative discussion below and any other matters submitted to the shareholders but not proposed in this Proxy Statement will be approved if the number of shares of Common Stock voted in favor of the proposal exceeds the number of shares of Common Stock voted against it. The Board of Directors of the Company does not know of any other matters which will be presented for action at the Annual Meeting other than those proposed in this Proxy Statement, but the persons named in the proxy (who are directors of the Company) intend to vote or act with respect to any other proposal which may be presented for action according to their best judgment. Abstentions and “non-votes” are accounted as “present” in determining whether a quorum is present. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Pursuant to the rules of the New York Stock Exchange (the “NYSE”), if your broker does not receive instructions from you, your broker will not be able to vote your shares in the election of directors or the advisory vote on the Company’s executive compensation programs, resulting in a broker non-vote. So long as a quorum is present, a “non-vote” or abstention will have no effect on the approval of the nominees to the Company’s board of directors, the approval of the ratification of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm, the approval, on an advisory and non-binding basis, of the Company’s executive compensation programs and practices or on approval of any other proposal that properly comes before the Annual Meeting.

The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling, and mailing this Proxy Statement. Such solicitation will be made by mail, and may also be made by the Company’s directors, officers or employees personally or by telephone or other form of electronic communication. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy materials to beneficial owners.

Wilson Bank and Trust (the “Bank”) is located in Lebanon, Tennessee and is a wholly-owned subsidiary of the Company. The Bank is the only subsidiary of the Company.

STOCK OWNERSHIP

There are no persons who are the beneficial owners of more than 5% of the Company’s Common Stock, its only class of voting securities.

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of February 4, 2014 (unless otherwise noted), for:

•	each of our directors and nominees;

•	each of our executive officers named in the Summary Compensation Table (the “Named Executive Officers”); and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the table are based on 7,532,994 voting shares outstanding as of February 4, 2014. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon exercise of options that are exercisable within sixty days of February 4, 2014 are considered outstanding for the purpose of calculating the percentage of outstanding shares of Company Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class (%)
Directors:
Charles Bell	113,806	(3)	1.51%
Jack W. Bell	69,419	(4)	.92%
Mackey Bentley	53,776	(5)	.71%
J. Randall Clemons (6)	117,352	(7)	1.55%
James F. Comer	15,924	(8)	.21%
Jerry L. Franklin	82,309		1.09%
John B. Freeman	33,572		.45%
Harold R. Patton	48,598	(9)	.65%
James Anthony Patton	23,825		.32%
H. Elmer Richerson (6)	54,393	(10)	.72%

Named Executive Officers:
Gary Whitaker	18,367		.24%
John C. McDearman III	4,267	(11)	.05%
Lisa Pominski	10,746	(12)	.14%
Executive Officers and Directors as a group (13 persons)	646,354	(13)	8.58%

(1)	The address for each of the directors and executive officers set forth in the table above is 623 West Main Street, Lebanon, Tennessee 37087.
(2)	Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.
(3)	Includes 49,264 held by Mr. C. Bell’s wife.
(4)	Includes 10,215 shares held by or on behalf of Mr. J. Bell’s children and 37,742 shares that are pledged.
(5)	Includes 2,220 shares held by Mr. Bentley’s wife.
(6)	Messrs. Clemons and Richerson are also named executive officers.
(7)	Includes 6,327 shares held by Mr. Clemons’ wife, 42,609 shares held by the Clemons Family Limited Partnership and 600 shares issuable upon exercise of options granted under the 2009 Stock Option Plan.

(8)	Includes 3,428 shares held by or on behalf of Mr. Comer’s children and/or other dependents and 8,848 shares that are pledged.
(9)	Includes 23,970 shares held by Mr. H. Patton’s wife.
(10)	Includes 818 shares held by Mr. Richerson’s wife, 200 shares issuable upon exercise of options granted under the Company’s 2009 Stock Option Plan and 6,010 shares that are pledged.
(11)	Includes 200 shares issuable upon exercise of options granted under the Company’s 2009 Stock Option Plan and 2,667 shares that are pledged.
(12)	Includes 200 shares issuable upon exercise of options granted under the Company’s 2009 Stock Option Plan and 1,200 shares that are pledged.
(13)	Includes 1,200 shares that are issuable upon exercise of options granted under 2009 Stock Option Plan.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of ten (10) members. The Company’s bylaws provide for a minimum of five and maximum of fifteen directors, the exact number to be set by the Company’s Board of Directors. The Company’s charter provides that the Board of Directors shall be divided into three classes, each class to be as nearly equal in number as possible. The terms of three (3) directors expire at the 2014 Annual Meeting. These directors are Charles Bell, J. Randall Clemons and James Anthony Patton. The nomination of each of Charles Bell, J. Randall Clemons and James Anthony Patton has been approved by the Company’s Board of Directors.

Unless contrary instructions are received, the enclosed proxy will be voted in favor of the election as directors of the nominees listed below. Each nominee has consented to be a candidate and to serve, if elected. All the nominees currently are serving as directors of the Company. While the Company’s Board of Directors has no reason to believe that any nominee will be unable to accept nomination or election as a director, if such event should occur, proxies will be voted with discretionary authority for a substitute or substitutes who will be designated by the Company’s current Board of Directors.

Information Concerning Nominees

The following table contains certain information concerning the nominees and continuing directors, which information has been furnished to the Company by the individuals named below:

Nominee	Age	Director Since (1)	Current Position; Prior Business Experience

Class I Directors (Nominees for Election to the Board)

Charles Bell (2)(3)	75	1993	Director; Owner – Horn Springs Angus Farm, Consultant (since 1995) and President (until 1995) – Lebanon Aluminum Products, Inc.
J. Randall Clemons	61	1987	Director; President and Chief Executive Officer of the Company (since 1992); Director and Chief Executive Officer of the Bank (since 1987); Chairman of the Bank’s Board of Directors (since 2002)
James Anthony Patton (4)	53	1987	Director; Salesman – Mid Tenn Technologies (since 2003); Salesman and Director of Business Development – Remar Inc. (since 2011)

Class II Directors (Continuing Directors until 2015 Annual Meeting of Shareholders)

Jack W. Bell (3)(5)	55	1987	Director; Owner – Jack W. Bell Builders, Inc. (since 1994); Vice President of Operations – Lebanon Aluminum Products, Inc. (until 1995)
Mackey Bentley	69	1987	Director; President – Bentley’s Air Conditioning, Inc. (since 1967)

Nominee	Age	Director Since (1)	Current Position; Prior Business Experience

Harold R. Patton (4)	78	1987	Director; Retired Businessman; General Manager – Wilson Farmers’ Cooperative (1967-2001)
H. Elmer Richerson	61	1998	Director; Executive Vice President of the Company (since 1992); President of the Bank (since 2002); Executive Vice President of the Bank (1994-2002); Vice President of the Bank (1989-1994)

Class III Directors (Continuing Directors until 2016 Annual Meeting of Shareholders)

James F. Comer (2)	55	1996	Director; Owner/President – Comerica Enterprises, Inc. (since 2006); Vice President – Lending and Account Executive of Farm Credit Services of America (1980-1995)
Jerry L. Franklin	76	1987	Director; Retired Businessman; Franchisee Owner of Ponderosa Restaurants (until 2008)
John B. Freeman	76	1987	Director; Retired Businessman; Chairman – Auto Parts and Service Company, Inc. (until 2000)

(1)	All directors serve on the Boards of Directors of the Company and the Bank.
(2)	Messrs. C. Bell and Comer serve on the Advisory Board of Directors of the Smith County branches of the Bank.
(3)	Charles Bell is the father of Jack W. Bell.
(4)	Harold R. Patton is the father of James Anthony Patton.
(5)	Mr. J. Bell serves on the Advisory Board of Directors of the DeKalb County branches of the Bank.

Director Qualifications

The information describing the current position and prior business experience of each of the nominees and continuing directors above and below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the Board of Directors to determine that the person should serve as a director for the Company.

Mr. Comer has extensive agricultural expertise having been involved in agricultural-related professions for over 20 years. He also has extensive experience in making loans and other extensions of credit to agricultural borrowers in the Company’s market area.

Mr. Franklin has extensive experience in the restaurant industry, having been the owner of a number of restaurants in the communities served by the Company. He is also actively involved in a number of community activities in the Company’s market area.

Mr. Freeman has extensive experience as a small business owner in the communities that the Company serves and has previously served as a director of another financial institution in the Company’s market.

Mr. C. Bell has extensive experience as a small business owner of a manufacturing business in the Company’s market area as well as expertise in agricultural matters similar to those customers of the Company involved in agricultural related businesses and has previously served as a director of another financial institution in the Company’s market.

Mr. Clemons has extensive experience as a banker in the Company’s market area and is a community leader that is actively involved in a number of community activities. He is able to provide insight to the Board of Directors on the factors that impact the Company and the communities the Company serves and his day to day management of the Bank allows him to provide the Board of Directors with company-specific experience and expertise.

Mr. J. A. Patton is a Director of Business Development and a member of the board of directors of Hospital Solutions for Remar, Inc. and is responsible for securing contracts with the medical industry. His experience as an employee of that company gives him knowledge of board functions and financials that allows him to offer insight to the Board of Directors on a wide range of matters impacting the Company’s operations.

Mr. J. Bell has extensive real estate construction and development experience as the owner of a building enterprise that engages in residential and commercial construction in the Company’s market areas.

Mr. Bentley has extensive experience as the owner of a small service-based business with operations in the Company’s market area. He is also actively involved in a number of community activities in the Company’s market area.

Mr. H. Patton has extensive knowledge of agricultural related businesses located in the Company’s market area and is well known among the agriculture community within the Company’s market area.

Mr. Richerson has extensive experience as a banker in the Company’s market area and is a community leader that is actively involved in a number of community activities. His extensive knowledge of the Bank’s history and his involvement in the day to day operations of the Bank allow him to provide the Board of Directors with company-specific experience and expertise.

Director Independence

The Board of Directors has determined that each of the following directors is an “independent director” within the meaning of the listing standards of the NYSE:

James F. Comer;	Mackey Bentley;
John B. Freeman;	Harold R. Patton; and
Jerry L. Franklin;	James Anthony Patton.

Description of the Board and Committees of the Board

The Company does not have an executive compensation or nominating committee. The Board of Directors of the Company also serves as the Board of Directors of the Bank. The Board of Directors of the Company and the Board of Directors of the Bank, based upon recommendations by the Personnel Committee of the Board of Directors of the Bank, establish general compensation policies and programs for the Company and the Bank and determine annually the compensation to be paid to Company and Bank employees, including their respective executive officers. The Board of Directors does not believe it is necessary to have a nominating committee because the Boards of Directors of the Company and the Bank work together to develop general criteria concerning the qualifications, recommendations and selection of directors and officers of the Company and the Bank, including considering recommendations made for such positions by shareholders of the Company. All of the Company’s directors participate in the consideration of director nominees.

Each potential director nominee is evaluated on the same basis regardless of whether he or she is recommended by management, a director or a shareholder. The Board of Directors has not adopted a policy with respect to minimum qualifications for directors, nor has the Board of Directors adopted a formal diversity policy for nominees. Rather, the Board of Directors annually reviews and determines the specific qualifications and skills that one or more directors must possess in the context of the then needs of the Board of Directors with respect to experience, expertise and age. In making recommendations for nominees to the Board of Directors, the Board of Directors seeks to include directors who, when taken together with the other nominees and continuing directors, will create a Board of Directors that offers a diversity of education, professional experience, background, age, perspective, viewpoints and skill. Each of the nominees for director to be elected at the Annual Meeting was nominated and recommended by the Board of Directors.

The Company has not received director nominee recommendations from any shareholders for the term commencing in 2014 and expiring in 2017. The Board of Directors will consider nominees recommended by shareholders, provided that such recommendations are submitted to the Board of Directors in writing, describe the reasons why the shareholder finds the recommended person to be a qualified candidate and comply with the requirements of the Company’s Bylaws.

On September 28, 2009, the Board of Directors adopted a retirement policy for board members which requires that a director that served on the Board of Directors as of the policy’s implementation must retire from the Board of Directors at the first annual meeting of shareholders following his or her 80th birthday. Directors elected to the Board of Directors for the first time after the policy’s implementation will be required to retire from the Board of Directors at the first annual meeting of shareholders following the director’s 70th birthday. Notwithstanding the foregoing, the mandatory retirement age policy will not prohibit any current director from serving out the remainder of his existing term or from being elected and serving for at least one full three year term to which the director may be elected following implementation of the policy.

The Board of Directors of the Company has no standing committees. The Board of Directors of the Bank has ten standing committees consisting of the Audit, Executive, Personnel, Finance, Marketing, Building, Investment, Long Range Planning, Data Processing and Board Relations Committee. The Chairman of the Company, Mr. Harold Patton is a member of all committees. The Chairman of the Board of Directors of the Bank, Mr. Clemons, and Mr. Richerson are also members of all of the committees with the exception that Mr. Clemons and Mr. Richerson are not members of the Personnel Committee or the Audit Committee. The members of each committee are generally appointed in May of each year and serve until the following May. Therefore, the committee members identified below may not have been on each identified committee for the entire 2013 fiscal year. Unless otherwise provided below, the members identified below are the current members of the applicable committees.

Audit Committee. The Company does not have a separately-designated standing audit committee. The Bank, however, does have a separately-designated standing audit committee, composed of Messrs. J.A. Patton, Comer and Franklin, with Mr. Franklin serving as the committee’s Chairman. The Audit Committee reviews annual and interim reports of the independent auditors and provides advice and assistance regarding the accounting, auditing and financial reporting practices of the Company and the Bank. The Audit Committee operates pursuant to the terms of a charter which was adopted by the Board of Directors in December 2004 and amended in February 2009 (the “Audit Committee Charter”). A copy of the Audit Committee Charter is not available on the Company’s website, but was provided as an appendix to the Company’s proxy statement for the 2012 Annual Meeting of Shareholders. All of the Audit Committee’s members are independent under the current listing standards of the NYSE. While the Board of Directors believes that certain of its audit committee members are financially literate and have a level of financial sophistication necessary to serve on the Audit Committee, it has determined that the Company does not have an “audit committee financial expert” as defined by the SEC’s rules and regulations serving on the Audit Committee. The Board of Directors believes that at least one of the current members of the Audit Committee has a level of experience regarding banking operations and the application of generally accepted accounting principles as to provide valuable service to the Audit Committee in its role of overseeing the financial reporting process of the Company and the Bank. The Board of Directors further believes that the current members of the Company’s Board of Directors provide a breadth of experience and level of community relationships that are important to the Company and that the Company does not believe that it could attract an additional director that meets the requirements of an “audit committee financial expert” who also has those similar relationships. In making its determination, the Board of Directors particularly considered the size and nature of the Company’s business and the importance of knowledge of the local communities served by the Bank. The Audit Committee held five meetings during 2013.

Executive Committee. The Executive Committee is composed of Messrs. C. Bell, Comer, J. Bell and J.A. Patton, with Mr. J.A. Patton serving as the committee’s Chairman. The Executive Committee reviews corporate activities of the Company and the Bank, makes recommendations to the Board of Directors of the Company and the Bank on their respective policy matters and makes executive decisions on matters that do not require a meeting of the full Board of Directors. The Executive Committee held eleven meetings during 2013.

Personnel Committee. The Personnel Committee, composed of Messrs. Comer, Freeman, Bentley and J.A. Patton, with J.A. Patton serving as the committee’s Chairman, considers and recommends to the Board of Directors of the Bank the compensation of the Bank’s personnel, including the Named Executive Officers. This committee, all of the members of which are independent under the listing standards of the NYSE, held five meetings during 2013. This Committee does not have a written charter. Compensation decisions for the Company’s executive officers, including its Named Executive Officers, are made by the Board of Directors of the Company upon recommendation of the Personnel Committee.

The agenda for meetings of the Personnel Committee is determined by its Chairman with the assistance of the Company’s HR Director and the Company’s Chief Executive Officer. Personnel Committee meetings are regularly attended by the Chairman of the Board, the Chief Executive Officer and the Chief Human Resources Officer. When considering the compensation of Mr. Clemons and Mr. Richerson, the Personnel Committee meets in executive session. The Personnel Committee’s Chairman reports the committee’s recommendations on executive compensation to the Board of Directors of the Bank and the Company. The Bank’s human resources and accounting departments support the Personnel Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs.

Finance Committee. The Finance Committee functions as the credit review board of the Bank. This committee reviews loan applications meeting certain criteria and approves those found creditworthy. In addition, this committee reviews all loans that are funded. The committee is comprised of Messrs. C. Bell, J. Bell, Bentley, Franklin, J.A. Patton, Freeman and Comer, with Mr. Comer serving as the committee’s Chairman. The Finance Committee held twelve meetings during 2013.

Marketing Committee. The Marketing Committee is composed of Messrs. C. Bell, Bentley, Freeman, Franklin and J.Bell, with Mr. J. Bell serving as the committee’s Chairman. The Marketing Committee recommends the direction of the marketing efforts of the Company and the Bank. This committee held three meetings during 2013.

Building Committee. The Building Committee is composed of Messrs. Comer, Franklin, Bentley and Freeman, with Mr. Freeman serving as the committee’s Chairman. This committee makes recommendations to the Company’s and the Bank’s Boards of Directors on the immediate and future building needs of the Company and the Bank. This committee held three meetings during 2013.

Investment Committee. The Investment Committee is composed of Messrs. Bentley, Freeman, J.A. Patton and C. Bell, with Mr. C. Bell serving as the committee’s Chairman. The Investment Committee reviews and directs the investment portfolio of the Bank. This committee held four meetings during 2013.

Long Range Planning Committee. The Long Range Planning Committee is composed of Messrs. J. Bell, C. Bell, Freeman and Bentley, with Mr. Bentley serving as the committee’s Chairman. This committee explores strategic opportunities available to the Company and recommends the direction the Company should take on these matters. This committee held two meetings in 2013.

Data Processing Committee. The Data Processing Committee is composed of Messrs. J. Bell, J.A. Patton, Comer and Franklin, with Mr. Franklin serving as the committee’s Chairman. The Data Processing Committee reviews the computer hardware and software needs of the Company and the Bank and makes recommendations regarding purchases thereof to the respective Boards of Directors. This committee held eight meetings during 2013.

During the fiscal year ended December 31, 2013, the Board of Directors of the Company held thirteen meetings with the Board of Directors of the Bank also meeting thirteen times. Each director attended at least 99% of the aggregate number of meetings of both the Bank’s and the Company’s Boards of Directors and the committees on which such director served. The Company encourages each member of the Board of Directors to attend the Annual Meeting of Shareholders, and all of the Company’s directors attended the 2013 Annual Meeting of Shareholders.

The Company’s Board of Directors has established procedures for the Company’s shareholders to communicate with members of the Board of Directors. Shareholders may communicate with any of the Company’s Board of Directors, including the chairperson of any of the committees of the Board of Directors, by writing to a director c/o Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087.

Board Leadership Structure. The Company separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.

Board’s Role in Risk Oversight. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, the internal auditors and the independent registered public accountants the Company’s policies with respect to risk assessment and risk management, including risks related to fraud, liquidity, credit operations and regulatory compliance. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance and ethics programs, including compliance with legal and regulatory requirements.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent beneficial owners are required by federal securities regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms and written representations from certain reporting persons furnished to the Company, the Company believes that its officers, directors and greater than ten percent beneficial owners, if any, were in compliance with all applicable Section 16(a) filing requirements in the 2013 fiscal year, except for one late filing by Mr. Richerson and one late filing by Ms. Pominski.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors of the Company, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of Maggart & Associates, P.C. to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Maggart & Associates, P.C. has served in this capacity for the Company since 1987. A representative of Maggart & Associates, P.C. is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

During the fiscal years ended December 31, 2013 and December 31, 2012, the Company incurred the following fees for services provided by Maggart & Associates, P.C.:

	2013	2012

Audit Fees:(a)	$237,522	$234,154
Audit-Related Fees:(b)	$50,164	$64,540

Tax Fees:(c)	$8,890	$3,865

Other Fees:	$-0-	$-0-

(a)	Includes fees related to the annual independent audit of the Company’s financial statements, reviews of the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q and fees related to the audit of the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(b)	Includes fees related to the audit of the Company’s 401(k) plan, Bank’s HUD audit, and asset liability review.
(c)	Includes fees related to the preparation of the Company’s tax returns and other tax related assistance.

The Audit Committee considered these fees and concluded that the performance of these services was consistent with Maggart & Associates, P.C.’s independence.

The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services Maggart & Associates, P.C., the Company’s independent auditor, may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by Maggart & Associates, P.C. during fiscal 2013.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MAGGART & ASSOCIATES, P.C. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3 — APPROVAL OF A NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2011 Annual Meeting of Shareholders, we held our first shareholder advisory vote on the compensation of our Named Executive Officers in accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the implementing regulations proposed by the SEC thereunder. The Company again, at the Annual Meeting, seeks your non-binding advisory vote and asks that you support the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation for our Named Executive Officers. We urge you to read the CD&A and other sections of this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2013 compensation of our Named Executive Officers.

Shareholders are being asked to vote on adoption of the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement.

In voting to approve the above resolution, shareholders may vote for the resolution, against the resolution or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal. On this matter, broker non-votes and abstentions will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE RESOLUTION.

PROPOSAL 4 — OTHER MATTERS

The Board of Directors is not aware of any other matters which may be brought before the Annual Meeting. However, if any matter other than the proposed matters properly comes before the meeting for action, proxies will be voted for such matters in accordance with the best judgment of the persons named as proxies.

AUDIT COMMITTEE REPORT FOR 2013

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors of the Company. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with it, the firm’s independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm provision of non-audit services to the Company is compatible with maintaining the registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Company’s Board of Directors has approved, that the Company’s consolidated audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Jerry L. Franklin, Chairman
J. Anthony Patton
James F. Comer

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Risk Assessment of Compensation Policies

The Board of Directors of the Company has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk taking, and that the level of risk that they do encourage is not reasonably likely to have a materially adverse effect on the Company.

Compensation Discussion and Analysis

Decisions with respect to compensation of the Company’s and the Bank’s executive officers, including the Chief Executive Officer and the other Named Executive Officers, as identified in the Summary Compensation Table, for fiscal year 2013 were made by the Board of Directors of the Bank based upon recommendations by the Personnel Committee. Discussions regarding the non-equity compensation of the Company’s and the Bank’s executive officers that are not Named Executive Officers are made by the Chief Executive Officer in consultation with such officer’s supervisor. For these officers, the Chief Executive Officer is responsible for establishing the framework for how these individuals are compensated. The components of compensation of executive officers consist of a base salary, an annual cash incentive, amounts contributed under the executive officer’s Executive

Salary Continuation Agreement prior to the freezing of the accrual of benefits under these agreements effective October 1, 2012, and thereafter under the Supplemental Executive Retirement Plan Agreements (the “SERP Agreements”) and matching and profit-sharing contributions under the Company’s 401(k) plan (as well as health and disability insurance and other non-cash benefits similar to those of all employees of the Bank or Company). At times, these executive officers have also been awarded equity based compensation in the form of time vested stock options; however, the Personnel Committee and the Chief Executive Officer have historically focused on cash-based compensation that is currently paid out, using stock options primarily in connection with promotions or changes in duties. The Company utilizes the Executive Salary Continuation Agreements and the SERP Agreements, each as described in more detail below, to provide for post-retirement payments to the Named Executive Officers. No member of the Personnel Committee served as an officer or employee of the Company or of any of its subsidiaries during 2013.

The overarching policy of the Personnel Committee and the Board of Directors in determining executive compensation, including the compensation of the Chief Executive Officer, is to attract and retain the highest quality talent to lead the Company and to reward key executives based upon their individual performance and the performance of the Bank and the Company. The Personnel Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation packages provided to key employees remain competitive relative to the compensation paid to similarly situated executives of peer companies. The Personnel Committee believes that providing incentives to and rewarding the performance of the Company’s executive officers enhances the profitability of the Company. To that end, the Personnel Committee believes that the compensation paid to its executive officers should include base salary and a significant cash incentive opportunity designed to reward performance as measured against established goals. The Personnel Committee does not utilize equity-based compensation as a significant component of the compensation paid to the Named Executive Officers. The intention of the Personnel Committee, however, is to continue to utilize future equity-based compensation primarily in connection with promotions or changes in duties.

Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

At our 2011 Annual Meeting of Shareholders, we held our first shareholder advisory vote on the compensation of our Named Executive Officers and our shareholders overwhelmingly approved our fiscal year 2010 executive compensation program. Of the 4,110,132 votes cast, 4,023,466, or 97.9%, were in favor of approval. The Personnel Committee has considered the results of the vote on our 2010 executive compensation program and concluded that the shareholders support the Company’s compensation policies and procedures which the Personnel Committee believes provide a competitive pay-for-performance package that effectively incentivizes our Named Executive Officers and encourages long-term retention. The Company’s strong financial performance in fiscal year 2013 reinforces the Personnel Committee’s view that our executive compensation program is achieving its objectives, and the Board and the Personnel Committee made no significant changes to the program during the year. The Personnel Committee will continue to consider shareholder views about our core compensation principles and objectives when determining executive compensation.

Each year the Personnel Committee reviews and approves a base salary for Mr. Clemons taking into account several factors, including prior year base salary, responsibilities, tenure, performance, salaries paid to chief executive officers of other financial institutions of a similar size in similar markets, the Bank’s overall pay scale, including retirement benefits payable to Mr. Clemons, and the Bank’s recent performance. Taking into consideration these factors, the Personnel Committee approved an increase of 4% to the 2013 base salary of Mr. Clemons when compared to 2012. In setting the base salaries of the other Named Executive Officers, the Personnel Committee considers the recommendations of Mr. Clemons, who makes his recommendations regarding these salaries based on the same factors as are considered by the Personnel Committee in setting Mr. Clemon’s base salary. Based on those criteria, the Personnel Committee approved a 4% increase to the 2013 base salary of Mr. Richerson and a 3% increase to the 2013 base salary of Mr. Whitaker. Mr. McDearman and Ms. Pominski each received increases of approximately 8.50% and 14.75%, respectively, in a continuing effort to raise their compensation to levels that are competitive within the Company’s market areas.

Messrs. Clemons, Richerson, Whitaker, and McDearman are eligible for an annual cash incentive, which we refer to as a bonus, pursuant to a formula determined by the Board of Directors that is based upon the Company’s after tax earnings for the fiscal year. In 2013, Mr. Clemons was eligible for a cash incentive payment equal to 1.5% of the Company’s after tax earnings, while Mr. Richerson was eligible for a cash incentive payment equal to 1.15% of the Company’s after tax earnings. In total, Mr. Clemons and Mr. Richerson were paid cash incentive payouts totaling $234,634 and $179,886, respectively. In 2013, Mr. Whitaker and Mr. McDearman were eligible for a cash incentive payment equal to .57% of the Company’s after tax earnings. In total, Mr. Whitaker and Mr. McDearman were paid cash incentive payments totaling $90,161 and $93,681, respectively. Because Mr. Clemons, Mr. Richerson, Mr. Whitaker, and Mr. McDearmans’ cash incentive awards are a percentage of the Company’s after tax earnings, the Company’s performance directly impacts the size of these payments. As the Company’s performance improves, the cash payments similarly increase.

Ms. Pominski was eligible for, and received, a cash incentive payment determined by the return on assets (“ROA”) performance of the Bank, which payment was calculated on a basis consistent with the Bank’s other employees other than Messrs. Clemons, Richerson, Whitaker, and McDearman. ROA is the quotient of the Company’s 2013 net earnings divided by the Company’s average assets for 2013. For 2013, the ROA targets and related cash incentive payouts as a percentage of the base salary of Ms. Pominski was 9.5% at .80 ROA, 10% at .90 ROA and 10.50% at 1.0 ROA. In 2013, the Bank’s ROA was 0.93%. The Personnel Committee and the Board of Directors approved the payout of a cash bonus totaling 10.0% of the base salary for Ms. Pominski, or $13,512.

Ms. Pominski was also eligible to receive monthly cash payments under the Company’s cash-based incentive plan upon the attainment of certain Company and individual performance goals. For Ms. Pominski, these goals included expense control and audit related goals. Incentives paid to Ms. Pominski in 2013 related to these performance goals totaled $9,600, which was the maximum amount that Ms. Pominski could receive.

Employees, including executive officers, also receive a matching grant of $.35 from the Company for each one dollar ($1) up to a maximum of 6% of the amount contributed each year by the employee to his or her 401(k) account. No employee is entitled to contribute more than $16,500. The Company historically has also contributed additional funds into each employee’s 401(k) account under a profit-sharing arrangement based upon each employee’s base salary as a percentage of the Company’s total payroll. During 2013, Messrs. Clemons, Richerson, Whitaker, McDearman and Ms. Pominski received contributions totaling $24,480, $24,480, $23,570, $23,519 and $14,907, respectively, as compared to $24,000, $24,000, $23,342, $22,400 and $13,548, respectively, in 2012.

The Bank has entered into Executive Salary Continuation Agreements with certain of its senior executive officers, including Messrs. Clemons, Richerson, Whitaker and McDearman and Ms. Pominski, which agreements were amended on December 30, 2008 and on November 23, 2012. The Executive Salary Continuation Agreements were amended during 2008 to bring the agreements into compliance with the requirements of Internal Revenue Code Section 409A, along with simplifying the calculation of the benefits received at retirement. In November 2012, the Named Executives Officers and the Bank entered into (i) an amendment to the Executive Salary Continuation Agreements (the “Frozen Plans”) to freeze future benefit accruals thereunder as of October 1, 2012 and (ii) the SERP Agreements for the benefit of the Named Executives Officers effective as of October 1, 2012. The benefits from the Frozen Plans plus benefits from the SERP Agreements provide total benefits that are basically equivalent with the original benefits of the Frozen Plans.

The Frozen Plans and the SERP Agreements are unfunded arrangements maintained primarily to provide supplemental retirement benefits. The primary impetus for freezing the existing plans and establishing new plans involves a net decrease in compensation expense for the Bank of approximately $1.9 million over the life of the original plan.

The Frozen Plans froze the accrual of benefits under the Executive Salary Continuation Agreements so that no additional benefits (including disability and death benefits thereunder) could be accrued under the Executive Salary Continuation Agreements, as amended, on or after October 1, 2012, and clarified that the frozen disability benefit under each of the Executive Salary Continuation Agreements, as amended, will be paid until the applicable Named Executive Officer’s normal retirement age at which time such benefit will be reduced to the normal retirement benefit provided for under the applicable Executive Salary Continuation Agreement, as amended, for the remaining benefit payment period.

The SERP Agreements were entered into to provide certain supplemental nonqualified pension benefits to the Named Executive Officers in coordination with the freezing of the benefits under the executive’s Executive Salary Continuation Agreement. The SERP Agreements when combined with the Executive Salary Continuation Agreements, as amended, continue to provide the Named Executive Officers with the same benefits as provided under the Executive Salary Continuation Agreements for the 180-month period provided for thereunder and then continue a portion of that benefit for the remainder of each of the executives’ lives. The Bank purchased Flexible Premium Indexed Deferred Annuity Contracts to fund the benefits under the SERP Agreements. The Executive Salary Continuation Agreements, as amended, and the SERP Agreements together provide for the payment of an annual cash benefit to each of the Named Executive Officers (or their beneficiaries) following the executives’ separation from service from the Bank under a variety of circumstances including both the executive’s voluntary termination of the executive’s employment with the Bank and the involuntary termination of the executive by the Bank without cause. The payments are made partially from the Executive Salary Continuation Agreement, as amended, and partially from the SERP Agreements for 180 months following a Named Executive Officers termination of service (in most cases) and a portion of the payments then continue for the remainder of the executive’s life under the SERP Agreements.

If a Named Executive Officer retires from the Bank after reaching age 65, he or she is entitled to receive a percentage of his or her then current base salary from the Executive Salary Continuation Agreement, as amended, and the SERP Agreement payable in equal monthly installments for 180 months beginning the month following the month in which the executive’s retirement occurs. Following the end of the 180-month period, the SERP Agreement will continue a portion of this payment for the remainder of the executive’s life. The percentage of salary payable to the Named Executive Officers following normal retirement is as follows: Clemons – 30%; Richerson – 30%; Whitaker – 20%; McDearman – 20%; and Pominski – 10%. If a Named Executive Officer retires prior to reaching age 65, his or her retirement will be considered an “early retirement” under the Executive Salary Continuation Agreement, as amended, and the SERP Agreement if he or she has attained the age of 55 and has been continuously employed by the Bank for twenty years. If a Named Executive Officer’s retirement qualifies as an “early retirement” or a Named Executive Officer dies prior to the commencement of benefit payments under the Executive Salary Continuation Agreements, as amended, and SERP Agreements, then he or she shall be entitled to receive a benefit equal to the executive’s then accrued balance under the Executive Salary Continuation Agreements, as amended, and SERP Agreements, payable in equal monthly installments for 180 months beginning the month following the month in which the executive’s early retirement occurs in the case of “early retirement” and in a lump sum within 30 days following the executive’s death in the case of the executive’s death. In the case of early retirement, following the end of the 180-month period, the SERP Agreement will continue a portion of the early retirement payments for the remainder of the executive’s life. In the event that a Named Executive Officer becomes disabled prior to reaching early retirement or retirement, the Bank is obligated to pay to the executive an annual benefit from the Executive Salary Continuation Agreement, as amended, and the SERP Agreement equal to 60% of the executive’s salary and bonus at the time of disability, payable in equal monthly installments until the executive’s 65th birthday. Following this date, the disability benefit is reduced to the Named Executive Officer’s normal retirement amount (as stated above) and paid for the remainder of the 180-month period following the first day of the third month following the executive’s disability. Following the end of the 180 month period, the SERP Agreement will continue a portion of the reduced disability payments for the remainder of the Named Executive Officer’s life.

Employment Agreements

The Company does not have employment agreements with any of its personnel, including the Named Executive Officers. However, the Company has entered into non-competition agreements with such persons which would prevent them in most circumstances, from competing with the Bank for one (1) year following their termination. In addition, these persons are parties to certain deferred compensation and equity incentive plans, the benefits of which would cease to accrue upon the termination of the person’s employment with the Company or the Bank.

Potential Payments Upon Termination or Change in Control

In the event that the employment of a Named Executive Officer terminates for any reason other than death, disability or retirement by his or her voluntary action or he or she is discharged by the Bank without cause, the Bank is required to pay to the executive the vested portion of his or her accrual balance under the Executive Salary Continuation Agreement, as amended, and the SERP Agreement as of the date of termination in equal monthly installments for a period of 180 months commencing on the first month following the executive’s 65th birthday.

The payment of benefits under the Executive Salary Continuation Agreements, as amended, is contingent on the Named Executive Officer not competing with the Bank for one (1) year after termination of employment. In the event there is a change in control of the Bank, the normal retirement benefit under the Executive Salary Continuation Agreements, as amended, and the SERP Agreements becomes fully vested without regard to the non-competition agreement and will be paid in equal monthly installments commencing thirty (30) days following the change in control and continuing for 180 months thereafter. Following the end of the 180-month period, the SERP Agreement will continue a portion of the change in control payments for the remainder of the executive’s life. A change in control will be deemed to have occurred if a “change in ownership,” a “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Bank occurs, as such terms are defined in Treasury Regulation §1.409A-3(i)(5) or any subsequent, applicable Treasury Regulation.

At December 31, 2013, the accrual balance and vested balance for each of the Named Executive Officers was as follows:

Named Executive Officer	Accrual Balance at December 31, 2013	Vested Balance at December 31, 2013

J. Randall Clemons	$912,221	$912,221
Elmer Richerson	654,982	654,982
Gary Whitaker	182,278	—
John McDearman	30,401	—
Lisa Pominski	31,442	—

At December 31, 2013, each of the Named Executive Officers was vested in the following percentages:

Named Executive Officer	Percentage Vested at December 31, 2013

J. Randall Clemons	100%
Elmer Richerson	100%
Gary Whitaker	—
John McDearman	—
Lisa Pominski	—

The Bank has purchased life insurance policies or other assets to provide the benefits payable to the Named Executive Officers and other executive officers that are a party to Executive Salary Continuation Agreements, as amended, and the SERP Agreements with the Bank. These insurance policies are the sole property of the Bank and are payable to the Bank. At December 31, 2013, the total liability of the Bank to the Named Executive Officers under the Executive Salary Continuation Agreements, as amended, and the SERP Agreements totaled $1,811,324 while the cash surrender value and face amount of the policies associated with these Named Executive Officers totaled approximately $4,572,147 and $4,468,772, respectively.

In the event that there was a change in control of the Company on December 31, 2013, all outstanding options that were then unvested would have vested. At that date, Messers. Clemons, Richerson, Whitaker and McDearman and Ms. Pominski held 2,400, 1,000, 8,000 and 700 unvested options. Accelerated vesting of stock option amounts are calculated as the difference between the sales price of our common stock on December 31, 2013 (or the date closest to December 31, 2013) ($45.75 per share) and the respective exercise prices of in-the-money unvested stock options. Therefore, the value of these unvested options (the closing sales price less the exercise price was $19,200, $9,600, $500, $4,400 and $4,200, respectively for Messers. Clemons, Richerson, Whitaker and McDearman and Ms. Pominski).

In addition to the above-described compensation, the Company provided automobile (and in the case of Mr. Clemons and Mr. Richerson, fuel) allowances in 2013 of $5,546, $4,969, $7,800 and $7,800 for each of Messrs. Clemons, Richerson, Whitaker and McDearman.

For 2014, base salaries have been set at $400,279, $312,416, $225,570, $225,570 and $156,000 for Messrs. Clemons, Richerson, Whitaker and McDearman, and Ms. Pominksi, respectively.

As part of its role, the Personnel Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the cash incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Personnel Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The Company amended the Executive Salary Continuation Agreements in December 2008 to comply with the final regulations issued under these tax law changes.

Beginning on January 1, 2006, the Company began accounting for stock-based payments including those issued under its 1999 Stock Option Plan and its 2009 Stock Option Plan in accordance with the requirements of FASB ASC Topic 718.

PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2013 with management. In reliance on the reviews and discussions referred to above, the Personnel Committee recommended to the Boards of Directors of the Company and the Bank, and each of the Boards of Directors has approved, that the CD&A be included in the proxy statement for the Annual Meeting.

J. Anthony Patton, Chairman
James F. Comer
Mackey Bentley
John Freeman

The foregoing report of the Personnel Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference therein, and shall not otherwise be deemed filed under such acts.

2013 Summary Compensation Table

The following table provides information as to annual, long-term or other compensation during the 2011, 2012 and 2013 fiscal years for Mr. Clemons, the Company’s Chief Executive Officer, Ms. Pominski, the Company’s Chief Financial Officer, and the three most highly compensated executive officers of the Company or the Bank other than the Chief Executive Officer and Chief Financial Officer with total compensation over $100,000 for the year ended December 31, 2013.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation (3)(4)(5) ($)	Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
J. Randall Clemons, President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank	2013 2012 2011	$ $	384,883 370,800 359,996	— — —	— — —	— — —	234,634 180,000 158,073	126,090 105,042 93,634	87,179 85,992 87,536	832,786 741,834 699,239

Lisa Pominski, Chief Financial Officer of the Company and the Bank	2013 2012 2011		135,127 125,127 113,752	— — —	— — —	— — 11,631	23,113 18,461 17,438	5,325 5,449 6,125	15,504 14,107 13,066	179,069 163,144 162,012

H. Elmer Richerson, President of the Bank and Executive Vice President of the Company	2013 2012 2011		300,400 288,400 279,943	— — —	— — —	— — —	179,886 138,000 121,189	104,648 87,306 78,254	83,027 82,104 82,666	667,960 595,810 562,052

Gary Whitaker, Executive Vice President of the Bank	2013 2012 2011		219,000 209,000 190,000	— — —	— — —	— — —	90,161 38,945 43,450	27,879 27,909 22,632	33,580 33,118 31,744	370,620 308,972 287,826

John C. McDearman III, Executive Vice President of the Bank	2013 2012 2011		211,200 198,000 181,313	— — —	— — —	— — 11,277	93,681 39,884 39,447	4,708 6,021 5,129	31,817 30,666 28,783	341,406 274,571 265,949

(1)	The amounts in the column captioned “Option Awards” reflect the aggregate grant date fair value for the awards as of the date of grant in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. For a description of the assumptions used by the Company in valuing these awards for the fiscal years ended December 31, 2011, 2012 and 2013, please see “Note 19 – Stock Option Plan” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(2)	Represents the change in the actuarial present value of the accumulated benefit of the Executive Salary Continuation Agreements, as amended, and SERP Agreements.
(3)	Represents for fiscal year 2011 (i) the Company’s matching grants under the Company’s 401(k)/profit sharing plan in the amounts of $26,075 for Mr. Clemons; $12,517 for Ms. Pominski; $24,570 for Mr. Richerson; $21,992 for Mr. Whitaker; and $20,540 for Mr. McDearman; (ii) Board of Director fees for the Company of $27,600 and the Bank of $20,400 for each of Mr. Clemons and Mr. Richerson; (iii) auto and in the case of Mr. Clemons and Mr. Richerson fuel allowance in the amount of $5,546 for Mr. Clemons; $4,969 for Mr. Richerson; $7,800 for Mr. Whitaker; and $7,800 for Mr. McDearman; and (iv) the value of premiums paid in the amounts of $7,915, $549, $5,127, $1,952 and $443 for Mr. Clemons, Ms. Pominski, Mr. Richerson, Mr. Whitaker and Mr. McDearman, respectively, in relation to the Company’s bank owned life insurance plan.

(4)	Represents for fiscal year 2012 (i) the Company’s matching grants under the Company’s 401(k)/profit sharing plan in the amounts of $24,000 for Mr. Clemons; $13,548 for Ms. Pominski; $24,000 for Mr. Richerson; $23,342 for Mr. Whitaker; and $22,400 for Mr. McDearman; (ii) Board of Director fees for the Company of $27,600 and the Bank of $20,400 for each of Mr. Clemons and Mr. Richerson; (iii) auto and in the case of Mr. Clemons and Mr. Richerson fuel allowance in the amount of $5,546 for Mr. Clemons; $4,969 for Mr. Richerson; $7,800 for Mr. Whitaker; and $7,800 for Mr. McDearman; and (iv) the value of premiums paid in the amounts of $8,446, $559, $5,135, $1,968 and $466 for Mr. Clemons, Ms. Pominski, Mr. Richerson, Mr. Whitaker and Mr. McDearman, respectively, in relation to the Company’s bank owned life insurance plan.
(5)	Represents for fiscal year 2013 (i) the Company’s matching grants under the Company’s 401(k)/profit sharing plan in the amounts of $24,480 for Mr. Clemons; $14,907 for Ms. Pominski; $24,480 for Mr. Richerson; $23,570 for Mr. Whitaker; and $23,519 for Mr. McDearman; (ii) Board of Director fees for the Company of $27,600 and the Bank of $20,400 for each of Mr. Clemons and Mr. Richerson; (iii) auto and in the case of Mr. Clemons and Mr. Richerson fuel allowance in the amount of $5,546 for Mr. Clemons; $4,970 for Mr. Richerson; $7,800 for Mr. Whitaker; and $7,800 for Mr. McDearman, and (iv) the value of premiums paid in the amounts of $9,153, $597, $5,577, $2,210 and $498 for Mr. Clemons, Ms. Pominski, Mr. Richerson, Mr. Whitaker and Mr. McDearman, respectively, in relation to the Company’s bank owned life insurance plan.

Grants of Plan-Based Awards for Fiscal 2013

The following table summarizes certain information regarding grants of plan-based awards to the Named Executive Officers in 2013:

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(2) (l)
		Threshold ($) (c)	Target ($) (d)(1)(2)(3)	Maximum ($) (d)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
J. Randall Clemons	—	$—	234,634	—	—	—	—	—	—	—	—
Lisa Pominski	—	13,512	13,512	14,187	—	—	—	—	—	—	—
H. Elmer Richerson	—	—	179,886	—	—	—	—	—	—	—	—
Gary Whitaker	—	—	90,161	—	—	—	—	—	—	—	—
John C. McDearman III	—	—	93,681	—	—	—	—	—	—	—	—

(1)	Mr. Clemons and Mr. Richerson were eligible for a cash incentive payment equal to 1.5% and 1.15%, respectively, of the Company’s after tax earnings for fiscal 2013. Mr. Clemons and Mr. Richerson were paid cash incentive payments of $234,634 and $179,886, respectively, for the fiscal year ended December 31, 2013.
(2)	Mr. Whitaker and Mr. McDearman were eligible for a cash incentive payment equal to .57% of the Company’s after tax earnings for fiscal 2013. Mr. Whitaker and Mr. McDearman were paid cash incentive payments of $90,161 and $93,681, respectively, for the fiscal year ended December 31, 2013.

(3)	Ms. Pominski was eligible for a cash incentive payment determined by the ROA performance of the Bank in fiscal 2013. For fiscal 2013, the Bank’s ROA was 0.93%. Based on this ROA, Ms. Pominski was paid a cash incentive payment equal to 10% of her base salary, or $13,512.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
J. Randall Clemons	600	2,400	—	$37.75	01/01/2020	—	—	—	—
H. Elmer Richerson	200	1,200	—	37.75	01/01/2020	—	—	—	—
John C. McDearman III	200	800	—	40.25	06/01/2021	—	—	—	—
Lisa Pominski	200	700	—	39.75	01/03/2021	—	—	—	—
Gary Whitaker	—	1,000	—	45.25	11/21/2023	—	—	—	—

(1)	The options vest in 10% increments on each anniversary of the ten year term.

Option Exercises and Stock Vested for Fiscal 2013

The following table provides information related to options exercised for each of the Named Executive Officers during the 2013 fiscal year. The Company has not issued restricted stock, stock appreciation rights or warrants to its Named Executive Officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
J. Randall Clemons	—	—	—	—
H. Elmer Richerson	200	$1,200	—	—
John C. McDearman III	—	—	—	—
Lisa Pominski	100	550	—	—
Gary Whitaker	—	—	—	—

Pension Benefits for Fiscal 2013

The following table reflects information related to the Company’s Executive Salary Continuation Agreements with each of the Named Executive Officers:

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit (1) ($) (d)	Payments During Last Fiscal Year ($) (e)
J. Randall Clemons(2)	Executive Salary Continuation Agreement, as amended	26	765,849	—
	SERP Agreement	26	146,372	—
Lisa Pominski	Executive Salary Continuation Agreement, as amended	26	25,261	—
	SERP Agreement	26	6,181	—
H. Elmer Richerson(2)	Executive Salary Continuation Agreement, as amended	23	533,513	—
	SERP Agreement	23	121,469	—
Gary Whitaker	Executive Salary Continuation Agreement, as amended	17	149,914	—
	SERP Agreement	17	32,364	—
John C. McDearman III	Executive Salary Continuation Agreement, as amended	15	24,936	—
	SERP Agreement	15	5,465	—

(1)	Amount represents the accrued liability balance at December 31, 2013. For more information see “Note 18 – Salary Deferral Plans” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(2)	Messrs. Clemons and Richerson are currently eligible for early retirement under their Executive Salary Continuation Agreements, as amended.

For a more detailed discussion of these Executive Salary Continuation Agreements, as amended, and the SERP Agreements, see “Compensation Discussion and Analysis” above.

DIRECTOR COMPENSATION

The Company’s directors are classified in three classes, with directors in each class serving for three-year terms and until his successor has been duly elected and qualified. The Board of Directors of the Company also serves as the Board of Directors of the Bank. In 2013, each director received $2,300 per month for his services as a director of the Company. In addition, each director received $850 per month for his services as a director of the Bank and $450 for each committee meeting of the Bank he attended, not to exceed $1,700 per month, as a member of the various committees on which he serves. In addition, fees of $759 and $561 were paid to each of the directors of the Company and the Bank, respectively, for attendance at the Company and the Bank planning retreats held during 2013. Messrs. C. Bell and Comer received $400 per month for serving on the Advisory Board of the Smith County branches of the Bank. Mr. J. Bell received $400 per month for serving on the Advisory Board of the DeKalb County branches of the Bank.

The following table sets forth certain information with respect to the fees paid or earned by the members of the Boards of Directors of the Company and the Bank for services in 2013:

Name(1)	Fees Earned or Paid in Cash(2) ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)

Charles Bell	55,920		—	—	—	—	—	55,920
Jack W. Bell	55,520		—	—	—	—	—	55,520
Mackey Bentley	51,120		—	—	—	—	—	51,120
James F. Comer	53,920		—	—	—	—	—	53,920
Jerry L. Franklin	51,120		—	—	—	—	—	51,120
John B. Freeman	51,120		—	—	—	—	—	51,120
Harold R. Patton	51,120		—	—	—	—	—	51,120
James Anthony Patton	51,120		—	—	—	—	—	51,120
John R. Trice(3)	31,820		—	—	—	—	—	31,820
Robert T. VanHooser(3)	52,640	(4)	—	—	—	—	—	52,640	(4)

(1)	Randall Clemons, the Company’s and the Bank’s Chief Executive Officer, and Elmer Richerson, the President of the Bank, are not included in this table as they are also Named Executive Officers of the Company and their compensation for service on the boards of directors of the Company and the Bank is reflected in the Summary Compensation Table above.
(2)	Includes fees for services as a director of both the Company and the Bank and includes fees for board meetings, committee meetings, and in the case of Messrs. C. Bell and Comer, $4,800 and $2,800, respectively, for service on the advisory boards of each of the Smith County branches of the Bank, and in the case of Messrs. J. Bell, John R. Trice and Robert T. VanHooser, $4,400, $2,000 and $2,000, respectively, for service on the advisory boards of each of the DeKalb County branches of the Bank.
(3)	Messrs. Trice and VanHooser did not stand for reelection to the Board of Directors at the 2013 Annual Meeting of Shareholders.
(4)	Mr. VanHooser’s fees are paid in a lump sum in arrears. Therefore, the fees received in 2013 represent fees for services provided during fiscal 2012. The fees for services provided in fiscal 2013 were paid in January 2014.

Personnel Committee Interlocks and Insider Participation

During fiscal 2013, the Personnel Committee of the Board of Directors of the Bank was composed of Messrs. Comer, Freeman, Bentley and J.A. Patton, with Mr. J.A. Patton serving as the committee’s Chairman. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. There are no relationships among the Company’s executive officers, members of the Personnel Committee or entities whose executives serve on the Board of Directors or the Personnel Committee that require disclosure under applicable regulations of the SEC.

No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served on the Personnel Committee. No executive officer of the Company or the Bank has served as a director of another entity, one of whose executive officers served on the Personnel Committee. No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company or the Bank.

Certain Relationships and Related Transactions

Some directors and principal officers of the Company at present, as in the past, are customers of the Bank and have had and expect to have loan transactions with the Bank in the ordinary course of business. In addition, some of the directors and officers of the Bank are at present, as in the past, affiliated with businesses which are customers of the Bank and which have had and expect to have loan transactions with the Bank in the ordinary course of business. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties. In the opinion of the Board of Directors, these loans do not involve more than a normal risk of collectability or present other unfavorable features.

During 2013, John R. Trice Appraisals, Inc. was paid an aggregate of $237,275 for 593 appraisals and inspections performed in connection with loans originated by the Bank. This company is owned 100% by John R. Trice, who served as a director of the Company and the Bank until the 2013 Annual Meeting of Shareholders and who thereafter served as an emeritus director. John R. Trice Appraisals, Inc. primarily performs appraisals for real estate loans. The payments to Trice Appraisals are reimbursed in full by the persons and/or entities whose properties were appraised. The customer is given the option of selecting an appraiser from the Bank’s approved listing. This extensive listing is approved annually by the Board of Directors. Mr. Trice abstains from voting on the approved appraisers. There was also a disclosure made to the customer, as required by law, indicating that Mr. Trice was a director of the Bank.

During 2013, Jack Bell Builders was paid an aggregate of $1,154,273 by the Bank for repairs and maintenance of several of the Bank’s branch offices and the construction of a new branch location. This company is owned 100% by Jack Bell, a director of the Company and the Bank. Mr. Jack Bell is the son of Mr. Charles Bell, another director of the Company. The Building Committee makes recommendations to the Boards of Directors of the Company and the Bank on the projects for which Mr. Bell is given consideration. Mr. Jack Bell excuses himself and refrains from voting when discussions and/or votes are taken on a particular building project. Mr. Charles Bell also excuses himself and refrains from voting on any building project in which Jack Bell Builders has an interest.

Related party transactions between the Company or the Bank and the directors or executive officers are approved in advance by the Company’s or the Bank’s Board of Directors, as appropriate.

SHAREHOLDERS’ PROPOSALS AND OTHER MATTERS

Shareholders intending to submit proposals for presentation at the next Annual Meeting and inclusion in the Proxy Statement and form of proxy for such meeting should forward such proposals to J. Randall Clemons, Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087. Proposals must be in writing and must be received by the Company prior to November 7, 2014 in order to be included in the Company’s Proxy Statement and form of proxy relating to the 2015 Annual Meeting of Shareholders. Proposals should be sent to the Company by certified mail, return receipt requested, and must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC.

For any other shareholder proposals to be timely (but not considered for inclusion in the Company’s Proxy Statement), a shareholder must forward such proposal to Mr. Clemons at the Company’s main office (listed above) prior to January 21, 2015.

GENERAL

In addition to solicitation by mail, certain directors, officers and regular employees of the Company and the Bank may solicit proxies by telephone, telegram or personal interview for which they will receive no compensation other than their regular salaries. The Company may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Company’s Common Stock held of record by such persons and may reimburse them for their reasonable out-of-pocket expenses in connection therewith.

The Company’s 2013 Annual Report is mailed herewith. A shareholder may obtain a copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2013 without charge by writing to Lisa Pominski, Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087.

By order of the Board of Directors,

/s/ Jerry Franklin
Secretary

Lebanon, Tennessee

March 7, 2014

Form of Proxy

WILSON BANK HOLDING COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited upon behalf of the Board of Directors for the Annual Meeting to be held on April 8, 2014.

The undersigned hereby appoints Jack Bell and Mackey Bentley, or either of them, with full power of substitution, as proxies, and hereby authorizes them to vote, as designated, all shares of common stock of Wilson Bank Holding Company, held by the undersigned as of the close of business on February 3, 2014 at the Annual Meeting of Shareholders to be held Tuesday, April 8, 2014, at 7:00 p.m. (CDT), at the main office of Wilson Bank and Trust located at 623 West Main Street, Lebanon, Tennessee 37087, and any adjournment(s) thereof.

1.	ELECTION OF DIRECTORS

FOR all nominees listed below (except as marked to the contrary below)

Charles Bell             J. Randall Clemons         James Anthony Patton

Withhold authority to vote for all nominees;

Withhold authority to vote for the following nominee(s), write that nominee’s name on the line below:

2.	RATIFICATION OF MAGGART & ASSOCIATES, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

For    ☐             Against    ☐            Abstain    ☐

3.	SAY-ON-PAY – APPROVAL OF EXECUTIVE COMPENSATION ON AN ADVISORY, NON-BINDING BASIS

For    ☐             Against    ☐            Abstain    ☐

In their discretion, the proxies are authorized to vote upon such business as may properly come before this meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Signature	Date
Signature (if held jointly)	Date

Please sign exactly as your name appears on your share certificates. Each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name as authorized. If a partnership, please sign in partnership name by an authorized person.

BE SURE TO MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ADDRESSED

POSTAGE PAID ENVELOPE PROVIDED